Daniel S. Glaser President and Chief Executive Officer Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036 212 345 4874 Fax 212 345 6676 dan.glaser@mmc.com www.mmc.com

Exhibit 10.1

September 17, 2015

Mark C. McGivney
[Address]
[City, State, Zip Code]

Subject:    Terms of Employment

Dear Mark:

This letter agreement is intended to set forth the terms of your continued employment by Marsh & McLennan Companies, Inc. ("Marsh & McLennan Companies" or the "Company") as its Chief Financial Officer, effective as of January 1, 2016. This position currently reports to the President and Chief Executive Officer (the "Chief Executive Officer") of the Company. Your current principal work location is in New York, NY. The terms of this letter agreement are effective as of January 1, 2016.

1.	Duties and Responsibilities
You will continue to devote all of your attention and time during working hours to the affairs and business of the Company and use your best efforts to perform such duties and responsibilities as shall be reasonably assigned to you by the Chief Executive Officer and are consistent with your position. In addition, you agree to serve, without additional compensation, as an officer and director for any member of the Affiliated Group. For purposes of this letter agreement, the term "Affiliated Group" means Marsh & McLennan Companies and any corporation, partnership, joint venture, limited liability company, or other entity in which Marsh & McLennan Companies has a 10% or greater direct or indirect interest. Except for those boards or committees set forth on Exhibit A, you may not serve on corporate, civic or charitable boards or committees without the prior written consent of Marsh & McLennan Companies.

2.	Compensation and Benefits
Your compensation and benefits are as set forth below and in Exhibit A.

a.
Annual Base Salary: You will receive an annual base salary of the amount set forth on Exhibit A, payable in installments in accordance with the Company’s payroll procedures in effect from time to time. Your base salary includes compensation for all time worked, as well as appropriate consideration for sick days, personal days, and other time off. Your base salary will be considered for adjustment in succeeding years as part of the Company’s normal performance management process.

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Mark C. McGivney

b.	Vacation: You are entitled to 5 weeks of vacation annually, in accordance with our Company policy.

c.
Annual Bonus: You are eligible for an annual bonus on the terms set forth on Exhibit A. Bonus awards are discretionary and may be paid in the form of cash, deferred cash or Marsh & McLennan Companies stock units, or a combination thereof. Except as provided in this paragraph and in Section 3(a), to qualify for an annual bonus, you must remain continuously and actively employed by the Company, without having tendered a notice of resignation, through the date of the bonus payment, in accordance with the terms and conditions of the award. The annual bonus shall be paid no later than March 15 of the year following the year for which such bonus is earned. In the event of your Permanent Disability (as defined below) or death, the Company shall pay you (or your estate in the case of death) a prorated target annual bonus for the year in which your termination occurs based on the portion of the year elapsed as of the date of your termination. Any such bonus amount shall be paid within 30 days of your death. In the event of your Permanent Disability, your prorated annual bonus payment is conditioned upon, and subject to, your execution and delivery to the Company within 30 days of the date of such event a valid confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company (the "Release") and such Release has become irrevocable as provided therein (the "Release Effective Date"). Payment of any such annual bonus amount shall then be paid within 30 days following the Release Effective Date, but in no event later than March 15 of the year following the year for which such bonus is earned.

As used in this letter agreement, "Permanent Disability" will be deemed to occur when it is determined (by Marsh & McLennan Companies’ disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

d.
Annual Long-Term Incentive Compensation: You are eligible to participate in Marsh & McLennan Companies’ long-term incentive program with a target long-term incentive compensation award as set forth on Exhibit A. Long-term incentive awards are discretionary and are governed by terms and conditions approved by the Compensation Committee of the Marsh & McLennan Companies Board of Directors ("Compensation Committee") as set forth in the award agreement and in Marsh & McLennan Companies’ 2011 Incentive and Stock Award Plan (or other plan under which the long-term incentive award is granted). In accordance with Company practice, you may be required to enter into a "Restrictive Covenants Agreement" in connection with long-term incentive awards.

e.
Benefit Programs: You and your eligible family members will continue to have the opportunity to participate in the employee benefit plans, policies and programs provided by Marsh & McLennan Companies, on such terms and conditions as are generally provided to similarly situated employees of the Company. These plans may include retirement, savings, medical, life, disability, and other insurance programs as well as an array of work/life effectiveness policies and programs. Please be aware that nothing in this letter agreement shall limit Marsh & McLennan Companies’ ability to change, modify, cancel or

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Mark C. McGivney

amend any such policies or plans. In addition, you will continue to be eligible to participate in the Marsh & McLennan Companies Executive Financial Services Program, as in effect from time to time.

3.	Termination of Employment

a.
You have been designated as a "Key Employee" under the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan (the "Senior Executive Severance Plan"). In the event that your employment with the Company terminates for any reason, the Senior Executive Severance Plan in effect at the time of your termination will exclusively govern the terms under which you may be eligible to receive severance and/or other transition benefits from the Company. In the event that you are entitled to receive severance benefits under Article 5 of the Senior Executive Severance Plan, the Company shall also pay you the earned annual bonus, if any, for the calendar year that preceded your termination to the extent not theretofore paid.

b.
Upon the termination of your employment for any reason, you shall immediately resign, as of your date of termination, from all positions that you then hold with any member of the Affiliated Group. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon your date of termination, regardless of when or whether you execute any such documentation.

c.
During the term of this letter agreement, and, subject to any other business obligations that you may have, following your date of termination, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a "Proceeding"), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. You agree, unless precluded by law, to promptly inform Marsh & McLennan Companies if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a taxable reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred.

4. Restrictive Covenants
In consideration of and as a condition of your employment by Marsh & McLennan Companies as its Chief Financial Officer under the terms of this letter agreement, among other things, you

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Mark C. McGivney

agree to execute the attached Non-competition and Non-solicitation Agreement, which will supersede and terminate any and all previous agreements and understandings between you and the Company, whether written or oral, with respect to noncompetition or nonsolicitation restrictions.

5. Code of Conduct & Other Mandatory Training
As a condition of your employment by Marsh & McLennan Companies as its Chief Financial Officer, you must read, understand and abide by all applicable Marsh & McLennan Companies, Inc. compliance policies found on the Marsh & McLennan Companies’ compliance website (www.compliance.mmc.com), as updated from time to time, including but not limited to The Marsh & McLennan Companies Code of Conduct, The Greater Good. You must complete any required online compliance training for your position within 30 days of your start date or within 30 days after it becomes available. In addition, you understand that you must complete any and all additional training that the Company determines is appropriate for your position during the course of your employment.

6. Stock Ownership Guidelines
In consideration of and as a condition of your employment by Marsh & McLennan Companies as its Chief Financial Officer under the terms of this letter agreement, among other things, you will be required to acquire and maintain a meaningful ownership interest, in the form of shares or stock units, in the Company’s common stock. The ownership levels vary by position and are equal to a multiple of your base salary as set forth under the Company’s stock ownership guidelines. You will receive additional information concerning these stock ownership guidelines separately. The stock ownership guidelines can be found on the Company’s website
(http://www.mmc.com/about/SeniorExecutiveStockOwnershipGuidelines2014.pdf).

7. Credentialing
The Company supports continuing professional education. If you hold a professional license or certification, you acknowledge that you understand the obligations and the specific code of professional ethics associated with this license or certificate and agree to perform your duties in accordance with these standards. In addition, you acknowledge your responsibility to maintain any job-related licenses or certificates in accordance with the requirements issued by the applicable regulatory body or bodies. The Company agrees to reimburse you for the fees you incur during your employment with the Company in maintaining such licenses or certificates applicable to your position. You must submit your fees within 60 days after the date they are incurred. The Company will generally reimburse such fees within 60 days of the date they are submitted, but in no event will they be reimbursed later than December 31st of the year following the year in which the fee was incurred.

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Mark C. McGivney

8. Miscellaneous
a. Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company shall be directed to:

Peter J. Beshar
Executive Vice President & General Counsel
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.
b. Assignment of this Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of Marsh & McLennan Companies. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. Marsh & McLennan Companies may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this letter agreement is so assigned, references to the “Company” throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to, or assignee of, its business and/or assets.

c. Merger of Terms. This letter agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein, including without limitation, the Offer of Employment, dated April 17, 2007, between you and Marsh & McLennan Companies. For the avoidance of doubt, compensation that was paid or awarded to you prior to the effective date of this letter agreement will continue to be governed by the terms pursuant to which such compensation was paid or awarded.

d. Indemnification. The Company shall indemnify you to the extent permitted by its bylaws, as in effect on the date hereof, with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group (as such term is defined in Section 1 above) during the term of this letter agreement.

e. Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of Marsh & McLennan Companies.

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f. Choice of Forum. The Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

g. Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement and will have no force or effect.

h. Section 409A. The provisions of this Section 8(h) will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this Section 8(h), to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this offer letter and any other plan, award, arrangement or agreement between you and the Company in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This Section 8(h) does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this offer letter or any other plan, award, arrangement or agreement between you and the Company.

Furthermore, and notwithstanding any contrary provision in this offer letter or any other plan, award, arrangement or agreement between you and the Company, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a "specified employee" (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.

Furthermore, and notwithstanding any contrary provision in this offer letter or in any other plan, award, arrangement or agreement between you and the Company that: (i) provides for the payment of nonqualified deferred compensation that is subject to Section 409A; and (ii) conditions payment or commencement of payment on one or more employment-related actions, such as the execution and effectiveness of a release of claims or a restrictive covenant (each

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an "Employment-Related Action") (any such plan, award, arrangement or agreement is a "Relevant Plan"):

(1)
if the Relevant Plan does not specify a period or provides for a period of more than 90 days for the completion of an Employment-Related Action, then the period for completion of the Employment-Related Action will be the period specified by the Company, which shall be no longer than 90 days following the event otherwise triggering the right to payment; and

(2)
if the period for the completion of an Employment-Related Action includes the January 1 next following the event otherwise triggering the right to payment, then the payment shall be made or commence following the completion of the Employment-Related Action, but in no event earlier than that January 1.

i. Withholding Requirements. All amounts paid or provided to you under this letter agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

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Mark C. McGivney

Please acknowledge your agreement with the terms of this letter agreement by signing and dating the enclosed copy and returning it to me.

Sincerely,

/s/ Daniel S. Glaser
Daniel S. Glaser
President and Chief Executive Officer
Marsh & McLennan Companies, Inc.

Accepted and Agreed:

/s/ Mark C. McGivney
(Signature)

September 17, 2015
(Date)

September 17, 2015
Mark C. McGivney

Exhibit A

Board or Committee Memberships	Accounting Advisory Board of the University of Rhode Island College of Business Administration
Annual Base Salary	$750,000
Annual Target Bonus Opportunity
Bonus awards are discretionary. Anticipated target bonus of $1,200,000 commencing with the 2016 performance year (awarded in 2017). Actual bonus may range from 0% - 200% of target, based on achievement of individual performance objectives, and/or Marsh & McLennan Companies’ performance as Marsh & McLennan Companies may establish from time to time.

Annual Target Long Term Incentive Opportunity	Long-term incentive awards are discretionary. Anticipated target grant date fair value of $1,500,000, commencing with the award made in 2016.